EXHIBIT 99.1

Fluidigm Announces Exchange of Convertible Notes

SOUTH SAN FRANCISCO, Calif., March 02, 2018 (GLOBE NEWSWIRE) -- Fluidigm Corporation (NASDAQ:FLDM) today announced that it has entered into separate privately negotiated transactions to exchange approximately $125.0 million in aggregate principal amount of its 2.75% Convertible Senior Notes due 2034 (the “Existing Notes”) for approximately $125.0 million in aggregate principal amount of new 2.75% Exchange Convertible Senior Notes due 2034 (the “Exchange Notes” and such transaction, the “Exchange”).

Each $1,000 principal amount of Existing Notes will be exchanged for $1,000 principal amount of Exchange Notes.

The Exchange Notes will be senior, unsecured obligations of Fluidigm and will bear interest at a rate of 2.75% per year.  Interest will be payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2018.  The Exchange Notes will mature on February 1, 2034, unless earlier converted, redeemed or repurchased in accordance with the terms of the Exchange Notes.

The Exchange Notes have an initial conversion rate of 126.9438 common shares per $1,000 principal amount or principal amount at maturity, as applicable, which is equivalent to an initial conversion price of approximately $7.88 per share of Fluidigm’s common stock.  The Exchange Notes will be convertible at the option of the holder at any time prior to the business day immediately preceding the maturity date of the Exchange Notes.  The Exchange Notes will also be convertible at Fluidigm’s option upon certain conditions specified in the indenture for the Exchange Notes (the “Company’s issuer conversion option”).  Upon conversion of the Exchange Notes, holders will receive cash, shares of Fluidigm’s common stock or a combination of cash and shares of Fluidigm’s stock, at Fluidigm’s election.

Holders of the Exchange Notes will have the right, at their option, to require Fluidigm to purchase their Notes (i) on February 6, 2023, February 6, 2026 and February 6, 2029 or (ii) if Fluidigm undergoes a fundamental change (as defined in the indenture), in each case, at a repurchase price equal to 100% of the accreted principal amount of the Exchange Notes on the fundamental change repurchase date, plus accrued and unpaid interest, if any, to, but excluding, such repurchase date.

Prior to February 6, 2023, Holders who convert their Exchange Notes voluntarily prior to the exercise of the Company’s issuer conversion option or in connection with a “make-whole fundamental change” (as defined in the indenture), will, under certain circumstances, be entitled to a make-whole premium in the form of an increase in the applicable conversion rate by a number of additional shares for such converting Exchange Note.

On or after February 6, 2022, Fluidigm may redeem the Exchange Notes in cash at a redemption price equal to 100% of the accreted principal amount of the Exchange Notes on the redemption date of the Exchange Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Fluidigm anticipates that the closings of the Exchange will occur on or about March 6, 2018, subject to customary closing conditions.  Following the closing of the Exchange, Fluidigm anticipates that $76.3 million in aggregate principal amount of Existing Notes will remain outstanding.

About Fluidigm
Fluidigm (NASDAQ:FLDM) develops, manufactures, and markets life science analytical and preparatory systems for growth markets such as single-cell biology and production genomics. We sell to leading academic institutions, clinical laboratories, and pharmaceutical, biotechnology, and agricultural biotechnology companies worldwide. Fluidigm’s systems are based on proprietary microfluidics and multiparameter mass cytometry technology and are designed to significantly simplify experimental workflow, increase throughput, and reduce costs while providing excellent data quality. Fluidigm products are provided for Research Use Only. Not for use in diagnostic procedures.

Use of Forward-Looking Statements
This press release contains forward-looking statements regarding the anticipated closing date of the Exchange and the anticipated accounting impact of such transactions.  Actual events or results may differ materially from those contained in the forward-looking statements.  Please refer to the documents Fluidigm files from time to time with the Securities and Exchange Commission, specifically Fluidigm's most recent Form 10-K and Form 10-Q.  These documents contain and identify important factors that could cause the actual results for Fluidigm to differ materially from those contained in our forward-looking statements.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Contact

Investors:
Ana Petrovic
Director, Corporate Development and Investor Relations
Fluidigm Corporation
650 243 6628
ana.petrovic@fluidigm.com

Media:
Mark Spearman
Senior Director, Corporate Communications
Fluidigm Corporation
650 243 6621
mark.spearman@fluidigm.com